                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to the use of our report dated January 17, 2003, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of December 29, 2002 and December 30, 2001, the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 29, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.

Our report refers to a change in the method of accounting for goodwill and other intangible assets as a result of adopting the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

/s/ KPMG LLP

Boston, Massachusetts
July 23, 2003